SUBJECT COMPANY:
COMPANY DATA:
COMPANY CONFORMED NAME: WHITNEY INFORMATION NETOWRK, INC.
CENTRAL INDEX KEY: 0001095276
STANDARD INDUSTRIAL CLASSIFICATION: SERVICES-BUSINESS SERVICES, NEC [7389]

IRS NUMBER: 841475486
STATE OF INCORPORATION: CO
FISCAL YEAR END: 1231

FILING VALUES:
FORM TYPE: 4
SEC ACT: 1934 Act
SEC FILE NUMBER:

BUSINESS ADDRESS:
STREET 1: 1612 CAPE CORAL PARKWAY, SUITE A
CITY: CAPE CORAL
STATE: FL
ZIP: 33904 BUSINESS
PHONE: 9415420643

MAIL ADDRESS:
STREET 1: 1612 CAPE CORAL PARKWAY, SUITE A
CITY: CAPE CORAL
STATE: FL
ZIP: 33904

COMPANY DATA:
COMPANY CONFORMED NAME: RUSSELL A. WHITNEY
CENTRAL INDEX KEY:
STANDARD INDUSTRIAL CLASSIFICATION: []
DIRECTOR

FILING VALUES:
FORM TYPE: 4

BUSINESS ADDRESS:
STREET 1: 1612 CAPE CORAL PARKWAY, SUITE A
CITY: CAPE CORAL
STATE: FL
ZIP: 33904
BUSINESS PHONE: 9415420643

MAIL ADDRESS: STREET 1: 1612 CAPE CORAL PARKWAY, SUITE A
CITY: CAPE CORAL
STATE: FL
ZIP: 33904
4 1 whitney-form4.txt
Form4-russ_0802.doc

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
of the Investment Company Act of 1940

[ ]  CHECK  THIS  BOX IF NO  LONGER  SUBJECT  OF  SECTION  16.  FORM 4 OR FORM 5
OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(B).

=====================================================================

1. Name and Address of Reporting Person
Whitney                    Russell                         A
--------------------------------------------------------------------------------
(Last)                     (First)                      (Middle)

 1612 Cape Coral Parkway Suite A
--------(Street)----------------------------------------------------------------

Cape Coral             FL                                   33904
-- (City)-------------(State)------------------------------(Zip)----------------

===============================================================================

2. Issuer Name and Ticker or Trading Symbol
         Whitney Information Network, Inc. (RUSS)
===============================================================================

3. IRS or Social Security Number of Reporting Person
         (Voluntary)
===============================================================================

4. Statement for Month/Year
         July/2002
===============================================================================

5. If Amendment, Date of Original (Month/Year)

===============================================================================
6. Relationship of Reporting Person to Issuer (Check all applicable)

         [ X ] Director                    [ X ] 10% Owner
         [ X ] Officer (give title below)   [ ] Other (specify below)
                     Chairman of the Board and CEO
               ------------------------------------------
===============================================================================
 7. Individual or Joint/Group Filing (Check Applicable Line)
         [ X ] Form filed by One Reporting Person
         [ ] Form filed by More than One Reporting Person

=====================================================================

 Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
=====================================================================

--------------- --------------- -------------- ------------------------- -------------- -------------- ------------
1. Title of     2. Transaction       3.        4.  Securites Acquired    5. Amount of        6.        7. Nature of
  Security       (month/day/     Trans-action   (A)                        Securities     Owner-ship    Indirect
 (Instr. 3)          year)           Code       or Disposed of (B)         beneficially   Form: Direct  Beneficial
                                                                           owned at end    (D) or       Owner-ship
                                  (Instr. 8)   (Instr. 3, 4 and 5)         of each        Indirect (I)
                                                                           month
                                                                           (Instr. 3      (Instr. 4)    (Instr. 4)
                                                                            and 4)
--------------- --------------- ------- ------ -------- ------- -------- -------------- -------------- ----------
                                 code      v   Amount   (A)     Price
                                                        or (D)
--------------- --------------- ------- ------ -------- ------- -------- -------------- -------------- ----------
Common Stock    7/10/2002         S            4,000    D       2.92      6,615,600      D
---------------- --------------- ------- ------ -------- ------- -------- -------------- -------------- ---------
                                                                                                       Owned by
                                                                              9,350      I              spouse
--------------- --------------- ------- ------ -------- ------- -------- -------------- -------------- ----------

--------------- --------------- ------- ------ -------- ------- -------- -------------- -------------- ----------

--------------- --------------- ------- ------ -------- ------- -------- -------------- -------------- ----------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly

FORM 4 (continued)

                                               Table II - Not Applicable for the Filing

/s/ Russell A. Whitney                      08/07/2002
------------------------------------        ---------------
 **Signature of Reporting Person               Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff

(a). Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.